CONTACT:
Jeffrey Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

                     GENERAL MARITIME CORPORATION ANNOUNCES
               SALE OF SEVEN SINGLE-HULL AND DOUBLE-SIDED AFRAMAX
                                    TANKERS

                 GENERAL MARITIME TO HAVE 100% DOUBLE-HULL FLEET

New York, New York, November 3, 2005 - General Maritime Corporation (NYSE: GMR) today announced that it has agreed to sell six double-sided Aframax tankers en bloc to Seatankers Management Co., Ltd Cyprus for $127.5 million. The Company also announced that it has agreed to sell the Genmar Commander, a 1989-built single-hull Aframax vessel, to Polembros of Greece for $18.5 million. The Company expects to realize a net gain of $22.5 million from the sales. The Company intends to utilize the proceeds to pay down debt and for corporate purposes which may include share repurchases; therefore the proceeds will be excluded in the calculation of the dividend for the applicable quarters. Deliveries of the six double-sided vessels are expected to take place from November 2005 thru January 2006. Delivery of the Genmar Commander is expected to take place late November 2005.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, commented, "We are pleased to have sold our last single-hull and double-sided vessels and have once again acted opportunistically thereby modernizing the Company's fleet and creating shareholder value. In a little over six weeks the company has transformed itself into a more modern fully double hull company with over a billion dollars in liquidity. The Company has substantially strengthened it balance sheet, which it intends to draw upon to create future shareholder value. In addition to pursuing opportunities to expand our fleet, we will also consider other value-creating transactions such as stock buybacks. At the same time, we intend to continue to provide shareholders with the opportunity to receive a cash dividend."

Following completion of the recently-announced sales of 17 vessels and including the four Suezmax newbuildings to be delivered between 2006 and 2008, the average age of General Maritime's fleet will be reduced to 9 years, and its entire fleet will be double-hull.

                               Vessels to be Sold
       -----------------------------------------------------------------
            Vessel             Hull            Built              Type
       ----------------       ------      --------------       ---------
       Genmar Spartiate         SH        September 1991        Suezmax
       Genmar Zoe               SH              May 1991        Suezmax
       Genmar Macedon           SH             June 1990        Suezmax
       Genmar Alta              SH            March 1990        Suezmax
       Genmar Commander         SH             June 1989        Suezmax
       Genmar Conqueror         DS         February 1993        Suezmax
       Genmar Honour            DS             June 1992        Suezmax
       Genmar Ariston           DS          January 1989        Suezmax
       Genmar Prometheus        DS          January 1988        Suezmax
       Genmar Kestrel           DS          January 1988        Suezmax
       Genmar Sky               DS          January 1988        Suezmax

       Genmar Commander         SH             June 1989        Aframax
       Genmar Leonidas          DS          January 1991        Aframax
       Genmar Gabriel           DS            March 1990        Aframax
       Genmar Nestor            DS          January 1990        Aframax
       Genmar George            DS           August 1989        Aframax
       Genmar Sun               DS            March 1985        Aframax
       Genmar Boss              DS          January 1985        Aframax




                       About General Maritime Corporation
                       ----------------------------------

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 47 tankers - 26 Aframax, 17 Suezmax tankers and 4 Suezmax newbuilding contracts - making it the second largest mid-sized tanker company in the world, with a carrying capacity of approximately 5.9 million dwt. Following the completion of the sale of 17 vessels, General Maritime will own and operate a fleet of 30 tankers - 19 Aframax tankers, 7 Suezmax tankers and four Suezmax newbuildings.



  "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
  -----------------------------------------------------------------------------
                                      1995
                                      ----

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline or prolonged weakness in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2004 and its subsequent reports on Form 10-Q and Form 8-K. The Company's ability to pay dividends in any period will depend upon factors including limitations under the indenture for the Company's senior notes, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company's financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary from the amounts currently estimated. The closing of the vessel sales will be subject to customary closing conditions. The Company's share repurchase program does not require the Company to purchase any shares and may be suspended or reinstated at any time in the Company's discretion with or without notice. The timing, amount and manner of any share repurchases by the Company will be determined by the Company based upon market conditions and other factors.